Exhibit 10.2

EXECUTIVE LONG-TERM INCENTIVE AGREEMENT
        This Agreement (this “Agreement”) is between Rosalind G. Brewer (the “Participant”) and Starbucks Corporation (“Starbucks”).
Section 1. Purpose.
The purpose of this Agreement is to promote the interests of Starbucks and its subsidiaries (collectively the “Company”) by providing the Participant with an incentive to assist the Company in meeting and exceeding its business goals. This Agreement provides an opportunity for the Participant to earn a financial reward for his continued service to Starbucks, subject to the Company achieving the Performance Goal (as defined in Section 5) (the “Award”) and to confirm certain additional terms of the Participant’s employment and equity compensation.
Section 2. Certain Definitions. For purposes of this Agreement:
(a) “Active Status” shall mean the absence of any interruption or termination of service as a partner or Director of the Company. Active Status shall not be considered interrupted in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence properly taken in accordance with the policies of the Company as may be in effect from time to time. Active Status shall be considered to be terminated upon the commencement of such interruption or at the effective time of such termination, except that whenever a mandatory severance period applies under applicable law with respect to a termination of service, Active Status shall be considered terminated upon the Participant’s receipt of notice of termination in whatever form prescribed by applicable law.
(b) “Change of Control” shall mean the first day that any one or more of the following conditions shall have been satisfied, provided that the events satisfying such condition constitute a “change of ownership or effective control” within the meaning of U.S. Department of Treasury Regulations §1.409A-3(a)(5):
(i) the sale, liquidation or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;
(ii) an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the then outstanding voting securities of the Company, other than a Board approved transaction;
(iii) during any 12-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board (“Directors”); provided however that except as set forth in this Section 2(b)(iii), an individual who becomes a Director subsequent to the beginning of the 12-month period, shall be deemed to have satisfied such 12-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of or with the approval of at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this Section 2(b)(iii); if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or
(iv) a merger, consolidation or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization.
(c) “Disability” shall mean (i) in the case of a Participant whose employment with the Company is subject to the terms of an employment or consulting agreement that includes a definition of “Disability,” the term “Disability” as used in this Agreement shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Agreement shall have the same meaning as set forth under the Company’s long-term disability plan applicable to the Participant as may be amended from time to time, and in the event the Company does not maintain any such plan with respect to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company for a period of not less than 120 days or such other period as may be required by applicable law.
(d) “Misconduct” shall mean any of the following for the purposes of this Agreement and, if the Participant has met the eligibility criteria for Retirement under the applicable equity plans and award agreements, then also for purposes of the Participant’s outstanding equity awards:
(i) any material breach of an agreement between the Participant and the Company which, if curable, has not been cured within twenty (20) days after the Participant has been given written notice of the need to cure such breach, or which breach, if previously cured, recurs;
(ii) willful, unauthorized, and materially detrimental use or disclosure of confidential information or trade secrets of the Company by the Participant;
(iii) material failure of the Participant to comply with written rules, policies or procedures of the Company as they may be amended from time to time, provided that the Participant has been given at least thirty (30) days’ written notice of the need to cure the failure, if such failure is curable, and cure has not been effected within that time period, or which failure, if previously cured, recurs;
(iv) Participant’s material act of dishonesty, fraud or gross negligence related to the business or property of the Company;
(v) personal conduct that is materially detrimental to the business of the Company; or
(vi) conviction of or plea of nolo contendere to a felony materially detrimental to the business of the Company.
(e) “Performance Period” means the period from October 1, 2019 through and including September 30, 2022, or such earlier date on which Starbucks common stock ceases to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(f) “Relative TSR Performance Percentile” means (1) the total shareholder return in respect of Starbucks common stock as determined by the Committee, based on the average of the twenty (20) consecutive trading days before the start and end of the Performance Period, except as expressly provided in Section 7 hereof, and taking into account dividends actually paid in respect of such stock during the Performance Period (“TSR”), which dividends shall be treated as if they were reinvested in such stock on ex-dividend date, relative to (2) the total shareholder return in respect to the stocks constituting the S&P 500 stock index on the first day of the Performance Period, except that companies that are removed from such list by reason of having been acquired during the Performance Period shall be omitted from the determination of Relative TSR Performance Percentile, calculated on the same basis and for the same period as specified in clause (1) above.
(g) “Resignation for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of a Participant because of: (1) a material reduction in the Participant’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Participant materially inconsistent with the Participant’s role at the Company prior to the Change of Control, (3) a material reduction in the Participant’s base salary or total incentive compensation; (4) a material reduction in the Participant’s benefits unless such reduction applies to all partners of the Company of comparable rank; or (5) the relocation of the Participant’s primary work location more than 50 miles from the Participant’s primary work location prior to the Change of Control. Notwithstanding the foregoing, a Participant shall not be deemed to have Resigned for Good Reason unless the Participant, within one year after a Change of Control, (i) notifies the Company of the existence of the condition giving rise to a Resignation for Good Reason within 90 days of the initial existence of such condition, (ii) gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (iii) if the Company does not remedy such condition within such 30-day period, actually terminates Active Status within 60 days after the expiration of such 30-day period (and before the Company remedies such condition). If the Company remedies such condition within such 30-day period (or at any time prior to the Participant’s actual termination), then any Resignation for Good Reason by the Participant on account of such condition will not be a Resignation for Good Reason.
Section 3. Administration.
(a) This Agreement shall be administered by the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Starbucks (the “Board”). The Committee shall have the authority to interpret and make decisions under this Agreement in its good faith discretion, including but not limited to determining whether the Performance Goal and other conditions that are a prerequisite to earning an entitlement to receive and retain payment in respect of an Award have been met. Any decision or interpretation by the Committee hereunder shall be final and conclusive for all purposes and binding upon the Participant and his successors in interest.
(b) Neither the Committee nor any member of the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Agreement, and the members of the Committee shall be entitled to indemnification and reimbursement by Starbucks in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.
Section 4. Award Amount.
The amount of the Award granted to the Participant is be set forth on Exhibit A hereto.
Section 5. Performance Goal; Service Following the Performance Period.

(a) Payment with respect to an Award shall be subject to the Company’s performance as set forth on Exhibit B hereto subject to Section 7 below (the “Performance Goal”). If the Committee determines that the Company has met the requirements for payment of an Award as set forth on Exhibit B hereto, payment will be made as provided in Section 6 below. Awards are not guaranteed and will not be paid unless and only to the extent the Committee authorizes the payment.
Section 6. Payment.
Except as expressly provided in Section 7 hereof, payment with respect to each Award shall be made by the Company in a lump sum in cash not later than sixty (60) days after the end of the Performance Period.
Section 7. Payment Upon Termination of Employment; Clawback.
(a) In General. Except as expressly provided in this Section 7, an Award shall immediately terminate and be automatically forfeited upon the termination of the Active Status of the Participant to whom such Award was granted for any reason prior to the end of the Performance Period.
(b) Resignation for Good Reason; Involuntary Termination Absent Misconduct. If the Active Status of the Participant to whom an Award is granted is terminated:
(i) by the Participant due to voluntary Resignation for Good Reason or by the Company involuntarily absent Misconduct, in either case prior to the commencement of bona fide negotiations that result in a Change of Control and prior to payment with respect to such Award, then (A) notwithstanding Section 6 hereof, payment shall be made in a lump sum in cash not later than thirty (30) days after such termination and (B) the amount of payment with respect to such award shall be the Payment Amount (as such term is defined in Exhibit B hereto) calculated as if the Performance Period ended on the date of such termination multiplied by a fraction not greater than one (1) the numerator of which is equal to the number of full and partial calendar months occurring between October 1, 2019 and the date of such termination and (2) the denominator of which equals 36; and
(ii) by the Participant due to voluntary Resignation for Good Reason or by the Company involuntarily absent Misconduct, in either case upon or following the commencement of bona fide negotiations that result in a Change of Control and prior to payment with respect to such Award, then (1) the amount of payment with respect to such award shall be the Payment Amount (as such term is defined in Exhibit B hereto), calculated as if the Performance Period ended on the date of the Change of Control and (2) notwithstanding Section 6 hereof, such payment shall be paid in a lump sum in cash not later than ten (10) days following the later of (A) the date of such termination or (B) the consummation of the Change of Control.
(c) Death and Disability. If the Active Status of the Participant to whom an Award is granted is terminated by reason of the Participant’s death or Disability prior to payment with respect to such Award, then (1) the amount of payment with respect to such award shall be the target amount of such Award multiplied by a fraction not greater than one (1) the numerator of which is equal to the number of full and partial calendar months occurring between October 1, 2019 and the date of such termination and (2) the denominator of which equals 36 and (2) such payment shall be paid in a lump sum in cash not later than thirty (30) days following the date of such termination.
(d) Clawback. If the Company determines, in its good faith discretion following an investigation of alleged Misconduct, that a Participant has engaged in Misconduct, the Participant agrees and covenants that (a)(1) if such Misconduct occurred prior to payment with respect to the Award granted to the Participant, the Award shall immediately terminate and be automatically forfeited and (2) if such Misconduct occurred after payment with respect to the Award granted to the Participant, the Participant shall repay to the Company upon demand the full amount so paid; and (b) the foregoing remedies set forth in this Section 7 shall not be the Company’s exclusive remedies, which shall include, among other remedies, injunctive relief and damages that may be available to the Company. The Company reserves all other rights and remedies available to it at law or in equity.
Section 8. General Provisions.
(a) Nature of Grant. By accepting the grant of an Award, the Participant acknowledges, understands and agrees that:
(i) the grant of each Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of thereof;
(ii) all decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Company;
(iii) the Participant is voluntarily participating in this Agreement;
(iv) the Award is not intended to replace any pension rights or other compensation and is in addition all other elements of the Participant’s annual and long-term compensation;
(v) the Award is not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; and
(vi) no claim or entitlement to compensation or damages shall arise from termination of the Award as provided herein (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment contract, if any.
(b) No Rights to Awards or Continued Employment. No partner of the Company shall have any claim or right to receive Awards under this Agreement. Neither this Agreement nor any action taken under this Agreement shall be construed as giving any partner any right to be retained by the Company.
(c) No Limits on Other Awards. Nothing contained in this Agreement shall prohibit the Company from establishing other special awards or compensation plans providing for the payment of compensation to partners of the Company, including any Participants.
(d) Withholding Taxes. The Company shall deduct from all payments and distributions under this Agreement any required federal, state or local governments tax withholdings.
(e) Rights are Non-Assignable. A Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.
(f) Unfunded Status of Promise. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under this Agreement. To the extent that Participant acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.
(g)  Amendment.  The Committee may at any time and from time to time alter, amend, suspend or terminate this Agreement in whole or in part, provided that no such amendment that would impair the rights of the Participant be enforceable against the Participant without the Participant’s consent.
(h) Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of Washington without regard to its conflict of law principles.

Date: December 9, 2019	STARBUCKS CORPORATION /s/ Patrick Grismer Patrick Grismer executive vice president and chief financial officer
Date: December 9, 2019	/s/ Rosalind G. Brewer Rosalind G. Brewer

EXHIBIT A

Participant	Target Amount of Award
Rosalind G. Brewer	$5,000,000

EXHIBIT B
PERFORMANCE GOAL

Payout relative to the target amount of each Award shall be based on Relative TSR Performance Percentile, as set forth in the following chart, with linear interpolation for performance between the specified datapoints, provided that the percentage of target eligible to be paid will not exceed 100% if TSR is below zero for the Performance Period (the amount so determined, the “Payment Amount”):

Relative TSR Performance Percentile	Percentage of Target Eligible to be Paid
40th Percentile or below	Zero
65th Percentile	100%
80th Percentile or above	200%